MINING LEASE

With Option to Purchase

This **Lease** ("***Lease***") is made the 18 day of January 2007 between

1. **Bernard E. Griffin** and **Donna Griffin**, his wife, whose address is 602 Roguelea Lane Grants Pass, Oregon 97526 as to a twenty-five percent (25%) interest;
2. **Larry Kilgore**, an unmarried man, whose address is 2600 T Street Apt 32 Vancouver, Washington 98661 as to a twelve and one half percent (12.5%) interest;
3. **Sherry Gerbi**, an unmarried woman, whose address is 90 Amherst Road, Pleasant Ridge, Michigan 48069 as to a twelve and one-half percent (12.5%) interest;
4. **Jerry Griffin,** personal representative of the Estate of Bryl Griffin, whose address is 22502 NE 164th Street, Brush Prairie, Washington 98606, as to a twenty-five percent (25%) interest;
5. **Tim Miller** and **Lynne Miller**, whose address is 4000 East 16th Street Vancouver, Washington 98661, as to a twelve and one-half percent (12.5%) interest; and
6. **Robert and Marcia Miller**, whose address is 1501 Northwest Sluman Road Vancouver, Washington 98665, as to a twelve and one-half percent (12.5%) interest

(collectively referred to herein as the **"Lessors"**), and **TALON GOLD ALASKA INC.** **("Lessee")**, an Alaska corporation having its principal place of business at 8955 South Ridgeline Blvd, Suite 1800 Highlands Ranch, Colorado 80129.

Table of Contents

I. DEFINITIONS 4
A. Affiliate 4
B. Effective Date 4
C. Fair Market Value 5
D. Force Majeure 5
E. Mineral Products 6
F. Minimum Royalty 6
G. Net Smelter Returns 6
H. Production Royalty 8
I. Subject Property 8
II. PURPOSE 8
III. GRANT 8
A. Exclusive Rights 9
B. Uses of Subject Property 10
C. Commingling 10
D. Combined Operations 10
E. Stockpiles 10
F. Tailings 11
IV. REPRESENTATIONS AND WARRANTIES 11
A. Mutual Assurances 11
B. Environmental Conditions 12
1. Lessor's Representation 12
2. Lessee's Undertaking 12
C. Lessor's Additional Representations 13
D. Waiver 13
E. Failure of Title 13
F. Less than 100% Ownership of Mineral Estate 13
G. Representations and Warranties to Survive Termination 14
V. TERM 14
A. The Primary Term ..... **Error! Bookmark not defined.**
VI. PAYMENTS TO LESSOR 14
A. On Signing 14
B. Minimum Royalties 14
1. Minimum Royalty Amount 14
2. Recoverability 15
C. Production Royalties 15
D. Manner of Payment 15
1. *Production Royalty* Payments 15
2. Payments to Successor Lessors 15

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3. Disputes 16
4. Erroneous or Ineffective Payments 16
5. Disbursements 16
6. Lessors' Right to Demand an Audit 17

VII. OPERATIONS 17
A. Conduct of Operations 17
B. Lessor to Cooperate 18
C. Operations Reports 18
D. Right to Inspect *Subject Property*, Books and Records 18
E. Lessor to Treat Information as Confidential 19

VIII. TAXES 19

IX. OPTION TO PURCHASE SUBJECT PROPERTY 19

X. INDEMNIFICATION 20
A. Pre-Lease Liability 20
B. Liability of Lessee after Effective Date 21
C. Lessor's Negligence 21

XI. DEFAULT 22

XII. ARBITRATION 23

XIII. RELEASE AND TERMINATION 24
A. Termination 24
B. Form of Release 24
C. Surviving Obligations 24
D. Removal of Property, Abandonment 24
E. Reclamation 25
F. Watchman 25
G. Cooperation Between the parties 25
H. Property to Be Left in Safe Condition 26

XIV. LIENS 26
A. Liens Prohibited; Exception 26
B. Duty of Prompt Removal 26
C. Liens on Royalties 27
D. Subrogation 27

XV. ASSIGNMENTS 27
A. Rights and Obligations of parties Unchanged 27
B. Royalty Payments to Designee 27
C. Notice of Change 28
D. Ongoing Obligations 28

XVI. NOTICES 28

XVII. FORCE MAJEURE 30
A. Delays 30

XVIII. **MISCELLANEOUS** **30**
A. Short form of Lease 30
B. Applicable Law 30
C. US Dollars 30
D. Entire Understanding 31
E. No Implied Covenants 31
F. Modifications 31
G. Further Documentation 31
H. Binding on Successors and Assigns 31
I. Time is of the Essence 31
J. Headings and Subheadings for Convenience Only 31
K. Counterparts 32
L. Severance 32

I. DEFINITIONS

Unless context demands otherwise, for the purposes of this agreement, the following terms shall be defined as follows:

A. Affiliate

"Affiliate" shall mean any person, partnership, joint venture, corporation, or other form of enterprise that directly or indirectly controls, or is controlled by, or is under common control with, a party to this **Lease**. ***"Control"*** shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

B. Effective Date

"***Effective Date***" shall mean the date set forth in the preamble to this **Lease**.

C. Fair Market Value

The ***Fair Market Value*** of ***Mineral Products*** shall be determined on a unit basis as follows:

- Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the calendar quarter prior to the deposit of the bullion or proceeds into **Lessor's** account at the refiner's place of business;
- Refined silver bullion shall be valued on the basis of the average of the daily Comex Silver Quotation for the calendar quarter prior to the deposit of the bullion or proceeds into **Lessor's** account at the refiner's place of business;
- All other **Mineral Products**, shall be valued on the basis of the average daily quotation for that commodity for the calendar quarter prior to the deposit of the proceeds into **Lessor's** account, if sold in an arm's length transaction, or the amount that would have been received if sold to an ***Affiliate***.

D. Force Majeure

"Force Majeure" shall mean any cause beyond **Lessee's** reasonable control, whether or not foreseeable, including law, regulation, action or inaction of government; inability to obtain in a timely manner and on terms reasonably acceptable to **Lessee** any public or private license, permit or authorization which may be required for compliance with this ***Lease*** or operations in connection with the ***Subject Property***, including removal and disposal of waters, wastes and tailings and reclamation; fire; explosion; inclement weather (by which is meant unusual weather conditions for the McGrath area); flood; civil commotion; labor

dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

E. Mineral Products

Mineral Products shall mean all naturally occurring substances (whether metallic or non-metallic) recovered or derived from the ***Subject Property***.

F. Minimum Royalty

"Minimum Royalty" shall mean the following sums to be disbursed on each anniversary following the ***Effective Date*** of this **Lease** during the ***Term*** of this **Lease**, including any extensions thereof:

• On or before the first anniversary of the ***Effective Date***:	$5,000.00
• On or before the second anniversary of the ***Effective Date***:	$10,000.00
• On or before the third anniversary of the ***Effective Date***:	$15,000.00
• On or before the fourth through the tenth anniversaries of the ***Effective Date***:	$20,000.00
• On or before each subsequent anniversary of the ***Effective Date***	$25,000.00

G. Net Smelter Returns

Net Smelter Returns shall mean the ***Fair Market Value*** of ***Mineral Products***, less, but only to the extent actually incurred or paid by **Lessee**, the following (and only the following), without duplication:

1. Charges and costs, if any, for transportation (including related storage and insurance costs) from **Lessee's** mine, mill, or other processing or refining facility on the ***Subject Property*** to the places where the ***Mineral Products*** are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of such ***Mineral Products*** from the mine to any contract mill,

smelter, mill, or refinery or each of them, if applicable, and from there to the places where such ***Minerals Products*** are sold;

2. Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges, and penalties, if any, incurred upon smelting or refining ***Mineral Products***. In the event smelting or refining is carried out in facilities owned or controlled in whole or in part by **Lessee**, or by an ***Affiliate*** of **Lessee**, charges and penalties for such operations shall mean the amount that **Lessee** would have incurred if such operations were carried out at facilities not owned or controlled by **Lessee** then offering comparable services for comparable products on prevailing terms; and
3. Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, removal, sales, or disposition of ***Mineral Products*** but excluding any taxes on net income as well as any revenue or net proceeds taxes.

With respect to heap leaching, *in situ* leaching, or other solution mining methods, in determining ***Net Smelter Returns*** there shall be no deduction whatsoever for any processing, recovery, or refining costs incurred up to the point at which the ***Mineral Products*** produced or refined by **Lessee** are obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions, or other mining and preparation costs; transportation of solutions or slurries to the refining processes; refining of slurry concentrates; preparation of doré bullion or other refined ***Mineral Products*** for sale to a purchaser or delivery for

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final treatment by a third party; and the costs of reclamation or other environmental compliance relating to any of the foregoing.

No other costs whatsoever incurred in the beneficiation of ***Mineral Products*** shall be deducted after the first marketable product is produced.

H. Production Royalty

"Production Royalty" shall mean the royalty paid by **Lessee** to **Lessor** in accordance with the provisions of this **Lease.**

I. Subject Property

The ***"Subject Property"*** shall mean those certain patented federal mining claims owned by **Lessors** and located in the State of Alaska, all as more particularly identified on Exhibit A.

II. PURPOSE

The ***Purpose*** of this ***Lease*** is to afford **Lessee** the reasonable opportunity to enter onto the ***Subject Property***, to explore the same and, if warranted, to mine valuable minerals found thereon.

III. GRANT

Lessor, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the rights and obligations of the parties created herein, does hereby grant, demise, and exclusively lease to the **Lessee**, its successors and assigns, all minerals on, in or under the surface of the land covered by the ***Subject Property*** and the

appurtenances thereon or thereto, together with the exclusive right to explore, prospect, drill, develop, mine, mill, refine, store, and dispose of minerals and receive the proceeds thereof from the leased Subject Property. It is the intent of the parties that this grant be exhaustive of all of **Lessor's** rights associated with the ***Subject Property*** and shall include, but not be limited to, any other rights to the ***Subject Property*** of whatsoever nature or kind that **Lessor** may possess on the ***Effective Date*** of this ***Lease.***

A. Exclusive Rights

This grant includes the exclusive, complete and unrestricted right to enter, occupy, use, prospect, drill, sample, tunnel, evaluate, and control the ***Subject Property*** in accordance with the ***Purpose*** of this ***Lease***, together with the right to explore for, develop, mine (by open pit, strip, underground, solution mining or any other method, including, but without limitation any method hereafter developed), extract, mill, store, process, remove and market from the ***Subject Property*** all ***Mineral Products*** and the right to place thereon, construct, use and remove such structures, facilities, equipment, roadways, haulageways and such other improvements as **Lessee** may deem necessary, useful or convenient in conducting its operations when or where in **Lessee's** sole judgment it is reasonably useful or necessary to do so and to use and consume, for stockpiles, waste dumps, tailings impoundments, rock or ore in connection with exploration, evaluation and development, so much of the ***Subject Property*** as may be reasonably necessary, useful or convenient for the full enjoyment of the rights herein granted.

B. Uses of Subject Property

Lessor hereby further grants **Lessee** the exclusive right to use structures, facilities, equipment, non-public roadways, haulageways and all other appurtenances installed on the ***Subject Property*** for the additional purposes of exploring for, developing, mining, producing, removing, treating or transporting ***Mineral Products*** from adjoining or nearby property including, without limitation, adjacent property owned or controlled by **Lessee** and the right to mine and remove ***Mineral Products*** from the ***Subject Property*** through or by means of shafts, openings or by pits that may be made in or upon adjoining or nearby property.

C. Commingling

After ***Mineral Products*** have been sampled and weighed or measured by volumetric survey, truck factors or any other industry-wide standard manner as will permit the computations of royalty to be made hereunder, **Lessee** may mix the same with ores, minerals, or products of whatsoever nature or kind from lands other than the ***Subject Property***.

D. Combined Operations

Lessee's operations hereunder, together with its operations on such adjoining or nearby properties may be conducted as a single mining operation, to the same extent as if the ***Subject Property*** and all such other properties constituted a single tract of land.

E. Stockpiles

Lessor further grants to **Lessee** the right, at any time during the ***Term*** of this ***Lease***, to stockpile ***Mineral Products*** on the ***Subject Property***. The stockpiling of ***Mineral Products*** on the ***Subject Property*** shall not be deemed a removal or shipment

thereof requiring payment of royalty thereon. **Lessee** shall have the right to stockpile ***Mineral Products*** off the ***Subject Property***; provided, however, that upon termination of this ***Lease*** **Lessee** shall, at its option do one of the following:

1. Return such stockpiled ***Mineral Products*** to the ***Subject Property***,
2. Pay **Lessor** the royalty due on such stockpiled ***Mineral Products*** pursuant to this ***Lease***; or
3. Convey to **Lessor** title to such stockpiled ***Mineral Products*** and the lands on which they are stockpiled sufficient to permit **Lessor** to leave such stockpiled ***Mineral Products*** thereon thereafter.

F. <u>Tailings</u>

Lessee is further hereby granted the right to reprocess any tailings owned by **Lessor** from previous operations conducted on the ***Subject Property***. Applicable royalty rates will be paid for all ***Mineral Products*** recovered in such a tailings reprocessing operation.

IV. REPRESENTATIONS AND WARRANTIES

A. Mutual Assurances

Each party hereto represents to the other that, as of the ***Effective Date***:

1. It is qualified to do business in the State of Alaska;
2. All actions required to enter into and perform this ***Lease*** have been properly taken;
3. It is not in breach or violation of any other Lease or obligation by entering into or performing this ***Lease*** or any transaction contemplated by this ***Lease***;
4. This ***Lease*** has been duly executed and delivered;

5. This ***Lease*** is a legal, valid and binding obligation enforceable in accordance with its terms;
6. It has no knowledge of any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, that relate to or would have an adverse effect on the ***Subject Property***; and
7. It has no knowledge regarding third party interests or Subject Property of interest in the ***Subject Property***.

B. Environmental Conditions

1. Lessor's Representation

Lessor represents that to the best of its knowledge, information and belief, there are: **a)** no other toxic or hazardous substances on the ***Subject Property***; **b)** no other discharges of toxic or hazardous substances on the ***Subject Property***; **c)** no other investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the ***Subject Property*** under any law or regulation dealing with the control of toxic or hazardous materials; and **d)** no other investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the ***Subject Property*** under any law or regulation dealing with the cleanup or remediation of the environment or for damage to the natural resources.

2. Lessee's Undertaking

Lessee specifically assumes responsibility for all actions taken by it, its employees, contractors and consultants for any environmental liabilities created by **Lessee** during its occupancy and possession of the ***Subject Property***.

C. Lessor's Additional Representations

Lessor further represents and warrants that as of the ***Effective Date***:

1. It is in exclusive possession of the ***Subject Property*** and has good and marketable title to the ***Subject Property*** and all rights to ***Mineral Products*** thereon or therein, free and clear of all mortgages, liens, charges, pledges, security interests, prior Subject Property or adverse Subject Property whatsoever.
2. The ***Subject Property*** is not subject to any royalties other than the royalties payable to **Lessor** set out herein.

D. Waiver

A breach of any one or more of the representations and warranties in this ***Lease*** may be waived by the party in whose favor they are given in whole or in part at any time without prejudice to that party's rights in respect of any other breach of the same or any other representation or warranty.

E. Failure of Title

Lessor hereby transfers all its rights to the use and the occupancy of the ***Subject Property*** on the terms and obligations expressed herein. It is understood and agreed that if **Lessor's** title should fail as to any portion of the ***Subject Property*** embraced in this ***Lease***, the royalty and other payments provided for herein, if any, shall not be applicable to such portion of the ***Subject Property*** as to which title has failed.

F. Less than 100% Ownership of Mineral Estate

Without impairment of **Lessee's** rights arising from this ***Lease***, if the ***Subject Property*** includes less than the entire 100% undivided mineral estate and associated

surface rights, whether such lesser estate is expressly set out herein or not, then all ***Production Royalties*** to be paid pursuant to this lease shall be reduced proportionately.

G. Representations and Warranties to Survive Termination

The representations and warranties set forth in this Section shall survive the termination of this ***Lease***.

V. TERM

Subject to the other provisions herein contained, this ***Lease*** shall extend for a period of ten (10) years from the date hereof and as long thereafter as **Lessee** pays **Lessor** the ***Minimum Royalties*** provided for herein; *provided, however,* the ***Term*** of this **Lease,** including any extensions thereof, shall not exceed the maximum ***Term*** allowed by AS 34.027.010 *et seq.*

VI. PAYMENTS TO LESSOR

A. On Signing

Lessee shall pay to **Lessors TEN THOUSAND DOLLARS ($10,000.00),** simultaneously with the execution of this **Lease**, as hereinafter provided.

B. Minimum Royalties

1. Minimum Royalty Amount

On each and every anniversary of the ***Effective Date*** of this ***Lease***, during the ***Term*** of this ***Lease***, including any extensions, **Lessee** shall disburse to **Lessors** the following ***"Minimum Royalty:"***

• On or before the first anniversary of the ***Effective Date***:	$10,000.00
• On or before the second anniversary of the ***Effective Date***:	$10,000.00
• On or before the third anniversary of the ***Effective Date***:	$15,000.00
• On or before the fourth through the tenth anniversaries of the ***Effective Date***:	$20,000.00

- On or before each subsequent anniversary of the ***Effective Date*** $25,000.00

2. Recoverability

Any ***Minimum Royalties*** paid to **Lessor** under this section shall be recoverable from ***Production Royalties***.

C. Production Royalties

Lessee shall pay **Lessors** a three percent (3%) ***Net Smelter Return*** royalty on all ***Mineral Products*** produced and sold from the ***Subject Property***.

D. Manner of Payment

1. *Production Royalty* Payments

Payments shall be made by check or wire transfer paid to the order of each of the individual **Lessors** at a bank to be designated by said **Lessor**, as their interests appear. Each individual **Lessor** shall be responsible for his or her own severance taxes, mining license fees, excise taxes or other taxes levied upon that individual **Lessor's** portion of production of precious metals. **Lessee** shall have the right, but not the obligation, to file returns and make payments to the State of Alaska on behalf of itself and each individual **Lessor** in accordance with the provisions of AS.38.05.212. Any such payments so made on behalf of the individual **Lessor** and shall be a credit against any subsequent ***Production Royalties*** due that **Lessor**.

2. Payments to Successor Lessors

In the event of a transfer of all or a portion of an individual **Lessor's** right to receive ***Minimum Royalties*** and ***Production Royalties*** hereunder whether by assignment, conveyance, bequest or descent and distribution, **Lessee** shall, make payments by check

or, at **Lessee's** option, by electronic transfer payable to such successor assignee, legatee, devisee, or distributee.

3. Disputes

Should the identity of any payee entitled to receive a payment provided for herein be undetermined or disputed, **Lessee** may retain so much of such payment as is in dispute, without obligation to pay interest, until such interest is finally determined or until a court of competent jurisdiction approves the ultimate disposition of such payment.

4. Erroneous or Ineffective Payments

In the event that any payment is alleged to be ineffective or erroneous in any regard, whether the same shall be due an individual **Lessor** or any successor or assign, this **Lease** shall not terminate but shall be maintained in the same manner as if such erroneous or ineffective payment had been properly made, *provided, however,* the erroneous or ineffective payment shall be corrected by **Lessee** within thirty (30) days after receipt by **Lessee** of written notice from the individual **Lessor** in question of such error accompanied by such instruments as are necessary in the opinion of **Lessee's** counsel as to enable **Lessee** to make proper payment **Lessor**; and *provided further* that the right to challenge any such disbursal shall lapse one year after the disbursal; thereafter, if the disbursal has not been challenged, it shall be deemed final for all purposes.

5. Disbursements

Lessee shall disburse to **Lessor** all royalties due from the disposition of ***Mineral Products*** produced from the ***Subject Property*** during the preceding quarter not later than thirty (30) days following the end of each calendar quarter during the ***Term*** of this ***Lease***.

Such disbursals shall first accrue on the last day of the calendar quarter following the date of initial production, as determined by the Alaska Department of Natural Resources under the provisions of Alaska Statutes 43.065.010(b), as the same may be amended from time to time. All disbursals provided for in this section shall be accompanied by a report detailing how any royalty has been calculated. **Lessor,** but only if acting collectively, shall have the right to challenge any such disbursal for a period of one year after receipt of the associated report; thereafter, if the disbursal is not challenged, it shall be deemed final for all purposes.

6. Lessors' Right to Demand an Audit

Lessors, acting collectively, at any time may demand an audit of **Lessee's** books and records relevant to the calculation of such the ***Production Royalty,*** which audit shall be at **Lessor's** sole expense unless the audit determines the amount paid **Lessor** was more than ten percent (10%) less than the amount due under this **Lease,** in which case, the audit shall be at **Lessee's** sole expense.

VII. OPERATIONS

A. Conduct of Operations

During the ***Term*** of this **Lease, Lessee** will perform all acts and do all things consistent with the ***Purpose*** of this **Lease** including:

1. Conducting all of its operations on the ***Subject Property*** in a sound and minerlike manner.
2. Maintaining adequate Workers' Compensation Insurance;
3. Carrying public liability insurance in an amount not less than two million dollars ($2,000,000);

4. Naming the individual **Lessors** as additional insured on such liability policies and providing **Lessor** with proof of such insurance upon request;
5. Obtaining all licenses, permits and bonds required by law for the use of or operations on the ***Subject Property***; and
6. Reclaiming the ***Subject Property*** from the effects of **Lessee's** activities to the extent required by applicable law.

B. Lessor to Cooperate

Lessor agrees to cooperate with **Lessee** and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable assistance as may be useful or necessary to permit **Lessee** to comply with the provisions of this section.

C. Operations Reports

During the exploration and development phase of the project, **Lessee** shall from time-to-time, but not less frequently than annually, give each of the **Lessors** a written report of its operations and expenditures under this ***Lease***. The reports provided for herein shall be delivered not later than the thirtieth (30th) day following each anniversary of the ***Effective Date***.

D. Right to Inspect *Subject Property*, Books and Records

Lessor, acting collectively, or a single authorized representative shall, at **Lessor's** sole risk and expense, have the right to inspect the ***Subject Property*** and such books and records relating to operations being conducted on the ***Subject Property*** wherever they may be found, for the purpose of confirming that **Lessee** is complying with its obligations under this ***Lease***. All such inspections shall be i) made upon reasonable prior notice to

Lessee, ii) conducted in a reasonable manner, conforming to such of **Lessee's** rules and regulations as are generally applicable to **Lessee's** employees as well as all requirements of law, and iii) carried out in such a manner as not to interfere with **Lessee's** operations.

E. Lessor to Treat Information as Confidential

Lessor agrees to treat as confidential all information, reports, and data that it may acquire as a result of the exercise of the foregoing rights during the ***Term*** of this ***Lease***, as the same may be extended from time-to-time.

VIII. Taxes

Lessee shall pay, during the term hereof, such taxes as are levied against the ***Subject Property*** resulting from **Lessee's** operations thereon, including real property taxes, if imposed. Taxes on minerals in place, if imposed, shall be borne by the parties in proportion to their respective interest. Taxes imposed by the State of Alaska on income derived from mining operation shall be borne by the party receiving income, whether such income is derived from production or royalties. Each party shall be responsible for its own federal income taxes.

IX. Option to Purchase Subject Property

Lessors grant to Lessee during the Term of this Lease, the exclusive option to purchase the Subject Property in whole or part, free and clear of all liens and encumbrances, reduced by all Minimum and Production Royalties paid and all unrecovered costs and expenses incurred by Lessee under the paragraph entitled "Title".

The Total purchase price shall be ONE MILLION DOLLARS ($1,000,000.00), payable as follows:

ONE HUNDRED THOUSAND DOLLARS ($100,000.00) shall be payable upon exercise of the option.

An additional ONE HUNDRED THOUSAND DOLLARS ($100,000.00) shall be paid in four equal annual installments on the anniversary date of the exercise of the option.

Upon commencement of commercial production of minerals from the mining claims Lessee must exercise the above option to purchase at the above stated price and terms.

Additionally, Lessee shall pay Lessor a net smelter royalty of 3% on all production from the claims up to a total additional payment of FIVE HUNDRED THOUSAND DOLLARS $500,000 making the total purchase price ONE MILLION DOLLARS ($1,000,000.00).

Upon payment of the full purchase price, a quitclaim deed shall be delivered to Lessee.

X. INDEMNIFICATION

A. Pre-Lease Liability

Each party hereto shall defend, indemnify, and hold the other, its employees, representatives and agents and those of its ***Affiliates*** harmless from all costs, liability, loss, damage, claim, expense or contribution, including reasonable attorneys' fees, arising out of or related to any breach of any representation contained in this Lease.

Except as specifically provided herein, neither party shall have any liability or obligation of any kind to the other for the reclamation or remediation of any environmental or other condition on or relating to the ***Subject Property*** arising from or

related to any exploration, mining activities or other activity or use of the ***Subject Property*** prior to the ***Effective Date***.

B. Liability of Lessee after Effective Date

Lessee shall assume all risk of loss, death, or injury to property or person, which may arise out of or in connection with any accident that may occur on the ***Subject Property*** after the ***Effective Date***. **Lessee** shall indemnify, defend and save harmless **Lessor**, its employees and agents, and those of its ***Affiliates***:

- From all claims, demands, suits, judgments, costs, and expenses on account of any loss or injury, except to the extent that such loss or injury was caused by the negligent conduct of **Lessor**, its agents, representatives or employees; and
- From any liability arising from requirements, levies or fines of any type by any local, state or federal governmental bodies which are incurred by **Lessee** as a result of **Lessee's** operations, actions or omissions on the ***Subject Property***, including any violation by **Lessee** of applicable provisions of federal, state or local law intended to protect the environment.

C. Lessor's Negligence

Lessor shall indemnify, defend and save harmless **Lessee**, its directors, officers, employees and agents, and those of its ***Affiliates***, from all claims, demands, suits, judgments, costs and expenses on account of any loss or injury to the extent that such loss or injury was caused by the negligent conduct of **Lessor**, its agents, representatives or employees or those of its ***Affiliates***.

XI. DEFAULT

In the event of a material default by **Lessee** under the provisions of this ***Lease***, **Lessor** shall have the right at any time to give written notice of the default to **Lessee**.

1. **Lessee** shall have sixty (60) days after the date such notice is received within which **i)** to commence and diligently pursue remediation of such default or **ii)** to contest the claim by submitting it to arbitration;
2. If **Lessee** fails to contest or commence and diligently pursue remediation of such default within sixty (60) days after receipt of such notice, **Lessor** may elect to terminate this ***Lease***, in which case **Lessee** shall promptly convey all of its right, title, and interest in the ***Subject Property*** to **Lessor**;
3. If **Lessee** contests the alleged default and is found by an arbitration panel to be in default, it shall commence and diligently pursue remediation of the default within sixty (60) days after the decision is rendered; or
4. If **Lessee** fails to complete remedial action diligently, **Lessor** may terminate this ***Lease***, in which case **Lessee** shall promptly convey all of its right, title, and interest in the ***Subject Property*** to **Lessor**.

If **Lessor** alleges a breach of any obligation of **Lessee** under this **Lease,** and **Lessee,** in good faith, disputes the allegation, **Lessee** shall be allowed to exercise its rights and duties under this **Lease,** including the right to extend the ***Term*** of this **Lease** and the right to expand or contract its operations as it, in its sole discretion sees fit, until such time as the said dispute is finally resolved and the time for filing an appeal has lapsed.

<u>Confidential</u>

XII. ARBITRATION

Any dispute arising out of this ***Lease***, not resolved by the parties within Sixty (60) days from the date on which either party notifies the other of such dispute, shall be decided finally by arbitration before three arbitrators in Anchorage, Alaska under the Commercial Arbitration Rules of the American Arbitration Association then in effect.

1. Such notice shall appoint a qualified arbitrator.
2. Within ten (10) days of the receipt of such notice, the other party shall appoint a qualified arbitrator and the two arbitrators so named shall, within ten (10) days of the appointment of the second, appoint the third.
3. If the responding party fails to appoint a qualified arbitrator within the specified period, the matter shall be deemed resolved against that party.
4. If the two arbitrators so appointed cannot agree upon the third qualified arbitrator within the specified period, either party may apply to have the third arbitrator designated by the Association.
5. Each arbitrator shall be an individual qualified by training or experience in the subject matter under dispute.
6. No discovery shall be available.
7. Each party shall bear its own costs in the arbitration.
8. Each party shall bear the costs of the arbitrator appointed by such party and the costs of the third arbitrator shall be borne equally by each of the parties.
9. The arbitrators shall enter their award within forty-five (45) days following the appointment of the third arbitrator.

10. The award shall be binding on each of the parties and its ***Affiliates*** and may be enforced in any court having jurisdiction over the person or property of any party against which enforcement of the award is sought.

XIII. RELEASE AND TERMINATION

A. Termination

Lessee may terminate this ***Lease*** and its performance hereunder at any time by tendering the ***Subject Property***, together with such additional interests as **Lessee** may have acquired within the ***Area of Interest*** during the ***Term*** of this ***Lease***, to **Lessor** by conveying all right, title, and interest it may have in the ***Subject Property*** to **Lessor**.

B. Form of Release

The document by which **Lessee** conveys its interest in the ***Subject Property*** to **Lessor** shall be in the form of a quitclaim deed and shall provide for title, free and clear of any liens or other encumbrances created or arising as a result of **Lessee's** possession and ownership of an interest in the ***Subject Property***.

C. Surviving Obligations

Except for those obligations which by their terms survive this ***Lease*** and those obligations the due date or incurrence of which precede the actual date the deed is received by **Lessor**, upon conveyance of **Lessee's** interest in the ***Subject Property*** to **Lessor** pursuant to this Section, **Lessee's** obligations under this ***Lease*** shall terminate.

D. Removal of Property, Abandonment

Upon conveyance of all of **Lessee's** interest in the ***Subject Property*** to **Lessor** pursuant to this Section, **Lessee** shall have the right, at its own risk and expense, to remove from the ***Subject Property*** or notify **Lessor** of its intent to abandon, at any time

within one year, all fixtures, personal property and improvements which **Lessee** has erected or placed thereon; provided however, that to the extent that such personal property may include valuable ***Mineral Products*** they shall not be removed until the royalties thereon provided for in this ***Lease*** have been paid; and provided further, any such fixtures, personal property (including waste products) and improvements abandoned or not removed following the first anniversary of the said reconveyance may, at **Lessor's** discretion, be retained by **Lessor** as its own property.

E. Reclamation

Nothing contained herein shall be construed to preclude **Lessee** from having all reasonable access to the ***Subject Property*** in order to perform and complete such reclamation and monitoring as may be required by law, even though the said period of reclamation may exceed one year after termination.

F. Watchman

Lessee, at its own risk and expense, may post watchmen on the ***Subject Property*** during such one year period; provided, however that nothing contained in this ***Lease*** shall be construed to prevent **Lessor** from assuming immediate possession and control of the ***Subject Property*** for the purpose of conducting mineral exploration and development activities thereon or conveying the ***Subject Property*** to third parties so that they may conduct such activities.

G. Cooperation Between the parties

Lessee shall make such reasonable accommodations with **Lessor** concerning the location and relocation of personal property left on the ***Subject Property***, but not abandoned by **Lessee**, so as not to interfere with the use of the ***Subject Property*** by

Lessor as set forth in this Section; provided however, that if **Lessee** fails or refuses to relocate any such items within a reasonable time after notice to do so has been received by **Lessee,** such personal property may be relocated by **Lessor** at **Lessee's** expense.

H. Property to Be Left in Safe Condition

Upon conveyance of **Lessee's** interest in the ***Subject Property*** to **Lessor** as herein provided, all permanent structures on the ***Subject Property*** used or constructed and abandoned or not removed by **Lessee,** will be left in a neat, clean, and safe condition and will become the sole property of **Lessor**. Prior to such conveyance, **Lessee** will close all openings and shafts that it has constructed or used during the ***Term*** of this ***Lease*** and fence off the same unless otherwise agreed in writing between the parties. Failure of **Lessee** to fulfill this obligation by the date of conveyance shall constitute authorization for **Lessor** to do so at **Lessee's** expense.

XIV. LIENS

A. Liens Prohibited; Exception

Neither **Lessee** nor **Lessor** shall permit or create a mortgage, lien or other encumbrance upon the ***Subject Property*** during the ***Term*** hereof, except that **Lessee** only shall have the right to encumber its interest under this ***Lease*** for the purposes of financing mining operations hereunder. **Lessee** agrees to post appropriate notices to contractors and materialmen on the ***Subject Property*** advising them of the non-liability of **Lessor** for work performed and materials provided to the site.

B. Duty of Prompt Removal

In the event a mortgage, lien, or other encumbrance is attached to the ***Subject Property*** for reasons other than financing the mining operations thereon, the party against

whom the same is directed shall promptly cause the removal of same, and upon failure to do so, the other party may pay the sums legally necessary to discharge said mortgage, lien or encumbrance and recover such sums from the affected party.

C. Liens on Royalties

Nothing contained herein shall prohibit **Lessor** from creating a mortgage, lien or other encumbrance upon **Lessor's** royalty interest as provided by this agreement.

D. Subrogation

Lessor agrees that **Lessee**, at its option, may discharge any tax, mortgage, lien or other encumbrance legally imposed or existing against the ***Subject Property***, either in whole or in part and in such event, unless such encumbrance was caused or created by **Lessee**, then **Lessee** shall be subrogated to such encumbrance with the right to enforce the same and apply the royalties and payments accruing hereunder toward satisfying same.

XV. ASSIGNMENTS

A. Rights and Obligations of parties Unchanged

The rights and obligations of either party hereunder may be assigned in whole or in part, and the provisions hereof shall extend to its heirs, successors and assigns; *provided, however,* any change or division in ownership of the ***Subject Property*** shall neither enlarge the obligations nor diminish the rights of **Lessee**.

B. Royalty Payments to Designee

In the event of change of the ownership of the ***Subject Property*** or ***Royalty*** interest herein, payments to be made hereunder shall be paid to a single entity designated by **Lessor** who shall be responsible for redistribution of such amounts as may be due.

C. Notice of Change

Any change or division in such ownership, however accomplished, shall not be binding on Lessee until sixty (60) days after Lessee has been furnished with a certified copy of the recorded instruments evidencing such change or division of ownership.

D. Ongoing Obligations

If an assignment is to an ***Affiliate***, the assigning party shall remain a guarantor of the ***Affiliate***'s performance under this ***Lease***. If an assignment is to a person or entity that is not an ***Affiliate***, this ***Lease*** may be assigned only after obtaining the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld; *provided, however,* that the proposed assignee shall first agree in writing for the benefit of the non-assigning party to be bound by the terms and conditions of this ***Lease*** and shall be able to demonstrate to the reasonable satisfaction of the non-assigning party that the proposed assignee has the financial capability to assume the said obligations.

XVI. NOTICES

All payments, notices and other communications to either party shall be in writing and delivered personally, sent by certified or registered prepaid mail return receipt requested, sent by telecopier, sent by courier or sent by any other means providing for receipt of the communication in written form. Notices delivered personally, sent by certified mail or registered mail, or sent by courier shall be effective on the next business day after the date of actual delivery. Notices sent by telecopier shall be effective on the next business day after the day of transmission, if the sending party has received electronic confirmation of successful transmission. Until a change of address is given in

Confidential

accordance with the provisions of this Section, notices shall be addressed to **Lessor** and **Lessee**, respectively:

If to **Lessor:**

Bernard and Donna Griffin	602 Roguelea Lane Grants Pass, OR 97526
Larry Kilgore	2600 T Street Apt 32 Vancouver, WA 98661
Sherry Gerbi	90 Amherst Rd Pleasant Ridge MI 48069
Jerry Griffin For the Estate of Bryl Griffin	22502 NE 164th St Brush Prairie, WA 98606
Tim Miller	4000 East 16th Street Vancouver, WA 98661
Bob Miller	1501 Northwest Sluman Road Vancouver, WA 98665

If to **Lessee:**

Talon Gold (US) LLC
8955 South Ridgeline Blvd, Suite 1800
Highlands Ranch, CO 80129
Phone No.: (303) 470-8700
Fax No.: (303) 470-8706

With copies to:

J. P. Tangen
Attorney at Law (P.C.)
1600 A Street, Suite 310
Anchorage, AK 99501
Phone No.: (907) 222-3985
Fax No.: (907) 274-6738

XVII. FORCE MAJEURE

A. Delays

If **Lessee** shall be prevented by ***Force Majeure*** from timely performance of any obligations arising under this ***Lease***, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of the condition constituting ***Force Majeure***. **Lessee** shall promptly give **Lessor** notice of commencement and termination of ***Force Majeure***. **Lessee** shall use reasonable diligence to remove ***Force Majeure*** but shall not be required to institute legal proceedings, settle any labor dispute, or challenge the validity of any law, regulation, action or inaction of government.

XVIII. MISCELLANEOUS

A. Short form of Lease

The parties to this **Lease** agree to execute a short form lease to enable **Lessee** to record its interest in the ***Subject Property*** without disclosing all of the terms and conditions of **Lease**. The short form lease shall include all terms of conveyance and shall incorporate this **Lease** by reference.

B. Applicable Law

This ***Lease*** shall be governed by the laws of the State of Alaska. **Lessors**, individually and collectively, and **Lessee** each hereby submit to the exclusive jurisdiction of the federal and state courts in that State.

C. US Dollars

All references to money refer to U. S. Dollars.

D. Entire Understanding

This ***Lease*** contains the entire understanding between the parties relating to its subject matter and supersedes any prior Leases, commitments, representations, writings, and discussions relating thereto, whether oral or written, express or implied.

E. No Implied Covenants

This ***Lease*** shall not be construed to contain any implied consideration, warranties, representations, or covenants, including any implied obligation of **Lessee** to explore, mine or otherwise ***Work*** the ***Subject Property***, beyond the specific undertakings set forth herein and is not intended to create any partnership between the parties.

F. Modifications

No modification or amendment of this agreement shall be effective unless set forth in writing and signed by or on behalf of the parties hereto.

G. Further Documentation

The parties agree that they will execute such further leases, conveyances and assurances as may be deemed necessary to carry out the ***Purpose*** of this ***Lease***.

H. Binding on Successors and Assigns

This ***Lease*** shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

I. Time is of the Essence

Time is of the essence in this ***Lease***.

J. Headings and Subheadings for Convenience Only

The headings and subheadings set forth in this ***Lease*** are for ease of reference only and are not intended to be used in construing the meaning of the provisions hereof.

K. Counterparts

This ***Lease*** may be signed in counter-parts and shall be effective on the latter date signed.

L. Severance

If any part of this **Lease** is found invalid for any reason by a court of competent jurisdiction, that part shall be deemed severed from this **Lease** and will not affect the validity of the remaining parts of this **Lease**.

IN WITNESS WHEREOF, the parties hereto have executed this agreement, in person or by duly authorized officer, as of the day and year first above written.

LESSORS:

By: Bernard Griffin
Bernard Griffin
602 Roguelea Lane
Grants Pass, OR 97526

By: Donna Griffin
Donna Griffin
602 Roguelea Lane
Grants Pass, OR 97526

By: ______________________
Larry Kilgore
2600 T Street Apt 32
Vancouver, WA 98661

By: ______________________
Sherry Gerbi
90 Amherst Road
Pleasant Ridge MI 48069

Confidential

K. Counterparts

This ***Lease*** may be signed in counter-parts and shall be effective on the latter date signed.

L. Severance

If any part of this **Lease** is found invalid for any reason by a court of competent jurisdiction, that part shall be deemed severed from this **Lease** and will not affect the validity of the remaining parts of this **Lease**.

IN WITNESS WHEREOF, the parties hereto have executed this agreement, in person or by duly authorized officer, as of the day and year first above written.

LESSORS:

By: ____________________
Bernard Griffin
602 Roguelea Lane
Grants Pass, OR 97526

By: ____________________
Donna Griffin
602 Roguelea Lane
Grants Pass, OR 97526

By: ____________________
Larry Kilgore
2600 T Street Apt 32
Vancouver, WA 98661

By: Sherry Gerbi
Sherry Gerbi
90 Amherst Road
Pleasant Ridge MI 48069

Confidential

By: [signature]
Jerry Griffin,
Personal representative of the Estate of ~~Bryl~~ Byrl Griffin
22502 NE 164th Street
Brush Prairie, WA 98606

By: ______________________________
Tim Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________
Lynne Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________
Bob Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

By: ______________________________
_____________Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

LESSEE:

By: ______________________________

Jeff Pontius
President and C.E.O.
Talon Gold Alaska Inc.
8955 S. Ridgeline Blvd., Suite. 1800
Highlands Ranch, CO 80129

Confidential

By: ______________________________
Jerry Griffin,
Personal representative of the Estate of Bryl Griffin
22502 NE 164th Street
Brush Prairie, WA 98606

By: ______________________________
Tim Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________
Lynne Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________
Bob Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

By: ______________________________
______________Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

LESSEE:

By: ______________________________
Jeff Pontius
President and C.E.O.
Talon Gold Alaska Inc.
8955 S. Ridgeline Blvd., Suite. 1800
Highlands Ranch, CO 80129

Confidential

K. Counterparts

This ***Lease*** may be signed in counter-parts and shall be effective on the latter date signed.

L. Severance

If any part of this **Lease** is found invalid for any reason by a court of competent jurisdiction, that part shall be deemed severed from this **Lease** and will not affect the validity of the remaining parts of this **Lease**.

IN WITNESS WHEREOF, the parties hereto have executed this agreement, in person or by duly authorized officer, as of the day and year first above written.

LESSORS:

By: ______________________
Bernard Griffin
602 Roguelea Lane
Grants Pass, OR 97526

By: ______________________
Donna Griffin
602 Roguelea Lane
Grants Pass, OR 97526

By: Larry Kilgore
Larry Kilgore
2600 T Street Apt 32
Vancouver, WA 98661

By: ______________________
Sherry Gerbi
90 Amherst Road
Pleasant Ridge MI 48069

Confidential

By: ______________________________
Jerry Griffin,
Personal representative of the Estate of Bryl Griffin
22502 NE 164th Street
Brush Prairie, WA 98606

By: ______________________________
Tim Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________
Lynne Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________
Bob Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

By: ______________________________
____________Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

LESSEE:

By: ______________________________
Jeff Pontius
President and C.E.O.
Talon Gold Alaska Inc.
8955 S. Ridgeline Blvd., Suite. 1800
Highlands Ranch, CO 80129

Confidential

By: ______________________________
Jerry Griffin,
Personal representative of the Estate of Bryl Griffin
22502 NE 164th Street
Brush Prairie, WA 98606

By: ______________________________
Tim Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________
Lynne Miller
4000 East 16th Street
Vancouver, WA 98661

By: Robert L. Miller 1-11-07
Robert ~~Bob~~ Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

By: Marcia Miller 1-11-07
Marcia Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

LESSEE:

By: ______________________________
Jeff Pontius
President and C.E.O.
Talon Gold Alaska Inc.
8955 S. Ridgeline Blvd., Suite. 1800
Highlands Ranch, CO 80129

Confidential

By: ______________________________

Jerry Griffin,
Personal representative of the Estate of Bryl Griffin
22502 NE 164th Street
Brush Prairie, WA 98606

By: ______________________________

Tim Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________

Lynne Miller
4000 East 16th Street
Vancouver, WA 98661

By: ______________________________

Bob Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

By: ______________________________

______________Miller
1501 Northwest Sluman Road
Vancouver, WA 98665

LESSEE:

By: ______________________________

Jeff Pontius
President and C.E.O.
Talon Gold Alaska Inc.
8955 S. Ridgeline Blvd., Suite. 1800
Highlands Ranch, CO 80129

Confidential

EXHIBIT A.

Patent 1041576, Mineral Survey 1990, patented mining claims Mastodon, Piedmont, and Yukon on 51.875 acres. The property lies in portions of sections 22 and 23, Township 8 North, Range 5 West, Fairbanks Meridian, Tolovana Mining District, and Fairbanks Recording District, Alaska.


PIEDMONT
YUKON
MASTODON
PLAT
1990

EXHIBIT B.

[Please take notice: in order for this form of deed to be accepted for recordation in Alaska there must be a two inch margin at the top of the page and a one inch margin on all other sides.]

Statutory Quitclaim Deed

The Grantor, ____,
whose address is ____,
for and in consideration of Ten Dollars ($10.00) and all other valuable consideration, in hand paid, conveys and quitclaims to Talon Gold Alaska, Inc., an Alaska corporation, whose address is 8955 south Ridgeline Blvd, Suite 1800, Highlands Ranch, CO 80129, all right, title and interest he / she may have, if any, in the following described real property situated in the Fairbanks Recording District, Fourth Judicial District, State of Alaska, to wit:

Patent 104576, Mineral Survey 1990.

Dated this ___ day of ________________ ____.

By: ____________________

State of)
) : ss
____________________)

On this _______ day of ____________________ before me, the undersigned, a Notary Public in and for the State of ____________________, duly commissioned and sworn, personally appeared ____________________, known to me to be the individual named herein who executed the foregoing instrument for the purposes mentioned therein.

Witness my hand and official seal hereto affixed the day and year first above written.

____
Notary Public for the State of __________
My commission expires: __________

RETURN TO:
J. P. Tangen
Attorney at Law (P.C.)
1600 A Street, Suite 310
Anchorage, AK 99501-5148